ActiveCare, Inc. Announces Capital Raise Commitment
and Balance Sheet Restructuring

Salt Lake City, Utah -  ActiveCare, Inc. (OTCBB: ACAR), a biotelematic technology company that specializes in products and services that help seniors manage and control their health and wellbeing while reducing overall costs to the healthcare industry, announced a capital raise commitment and balance sheet restructuring.

The Company has received a funding commitment from a European consortium of institutional investors that has agreed to invest up to $7.5 million into ActiveCare, at a price of $0.75 per share; the immediate funding of $2.5 million will be received by the Company within thirty days.  Future tranches will be available at the option of the Company, dependent upon the achievement of certain milestones in the level of members using the Company’s products.  The commitment also requires that the Company's preferred shareholders convert their preferred shares into common stock at a price of $1 per share and that the warrants held by these shareholders be re-priced at $1 per share with no future re-sets.

As additional conditions to the commitment, the consortium will have the right to appoint two non-executive board members to ActiveCare's board of directors.

With the initial funding complete the Company will have the capital necessary to perform on its business plan and fulfill orders for its products and services.  In addition, the arrangement with the preferred shareholders will eliminate a $2,000,000 liability associated with a mandatory redemption provision imbedded in the Preferred Shares.

"This funding commitment will allow the Company to achieve its goals and projections and allows ActiveCare to implement its marketing and manufacturing requirements for more than 5,000 members," stated James Dalton, president.

About ActiveCare

ActiveCare (website at www.activecare.com) is a leading edge telematic and biosensor technology company that can provide "peace of mind" to both the care provider and the senior and ensures that the senior's health needs are being met.  Through ActiveCare's CareCenterTM, the member's medical data are stored, including doctors, medications and care providers.  In addition through its telematic technologies, it constantly knows where the member is located in case of an emergency and at the touch of button is in immediate contact with a CareSpecialistTM.   Through the ongoing development of ActiveCare's nano biosensors, combined with its telematics devices, the CareCenter will be able to constantly monitor physiological trends that insure the member is complying with his medications and avoids unacceptable levels of drug toxicity.  It does all of this while allowing the senior to live an active and independent life, and at the same time save the health care system millions of dollars.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the Company.  Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.

Contact Info:

Investor/Media Relations

877-219-6050

info@activecare.com